Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (File No. 333-225328 and File No. 333-143322) on Forms S-8, (File No. 333-227109, and File No. 333-176982) on Forms S-3, and (File No. 333-178694) on Form S3-D of our reports, dated March 18, 2019, relating to our audits of the consolidated financial statements and internal control over financial reporting which appear in the Annual Report on Form 10-K of MidSouth Bancorp, Inc. and subsidiaries for the year ended December 31, 2018.

/s/ PORTER KEADLE MOORE, LLC

Atlanta, Georgia
March 18, 2019